Exhibit 4.6

StockHOLDERS AGREEMENT

by and among

APTORUM GROUP LIMITED

And

THE StockHOLDERS THAT ARE SIGNATORIES HERETO

Dated as of ______, 2025

StockHOLDERS AGREEMENT

THIS StockHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of ____, 2025, is made by and among Aptorum Group Limited, a Cayman Islands exempted company with limited liability (the “Company”), and the stockholders of the Company who are or become signatories hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, on _____, 2025, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and between the Company and DiamiR Biosciences Corp., a Delaware corporation (“DiamiR”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, DiamiR will merge with and into the Company (the “Merger”), with Company being the surviving corporation of the Merger;

WHEREAS, pursuant to the Merger Agreement and prior to the closing of the Merger, the Company will change its jurisdiction of incorporation from Cayman Islands to Delaware, United States (the “Reincorporation” and, upon consummation of the Reincorporation, the term “Company” as used herein shall mean the Company, a Delaware corporation);

WHEREAS, pursuant to the Merger Agreement, the Company shall issue shares of common stock to its stockholders and the stockholders of DiamiR at the closing of Merger, and immediately following the Merger, DiamiR will become a wholly owned subsidiary of the Company and the Stockholders will become stockholders of the Company;

WHEREAS, prior to the Merger, the Stockholders collectively owned 84.9% of the issued and outstanding shares of DiamiR’s common stock;

WHEREAS, as a condition to the closing of the Merger, the Company and the Stockholders have entered into this Agreement; and

WHEREAS, the Company and the Stockholders desire to enter into this Agreement to set forth their understanding and agreement as to certain rights and obligations of the Stockholders and the Company upon and after the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2027 Meeting” has the meaning set forth in Section 3.01(b)(iii)(A).

“Affiliate” means (a) with respect to the Primary Stockholder, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and (b) with respect to any other Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person; provided that for purposes hereof, (i) each Primary Stockholder shall be deemed to be an Affiliate of every other Primary Stockholder, (ii) neither the Company nor any Subsidiary of the Company shall be deemed to be an Affiliate of any Stockholder, and (iii) except as set forth in clause (i) above, no Stockholder shall be deemed to be an Affiliate of any other Stockholder. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Appointment Period” has the meaning set forth in Section 3.01(a).

“Beneficially Own” has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, but without reference to clause (d)(1) of such Rule.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Capital Stock” means the Company Shares and any other class or series of capital stock or other equity securities of the Company, whether authorized or issued as of or after the date of this Agreement.

“Company” has the meaning set forth in the preamble.

“Company Shares” means common stock of the Company and any and all securities of any kind whatsoever of the Company that may be issued by the Company after the date hereof in respect of, in exchange for, or in substitution of, Company Shares, pursuant to any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations or any other similar transaction occurring after the date hereof.

“Director” means a member of the Board of Directors.

“Fall Away Event” has the meaning set forth in Section 3.01(b)(i).

“Governing Documents” means the certificate of incorporation of the Company, as amended, modified or restated from time to time, and the by-laws of the Company, as amended, modified or restated from time to time.

“Governmental Authority” means any national, transnational, supranational, foreign, federal, state, provincial, county, municipal or local governmental authority, or any subdivision thereof, any regulatory or administrative agency or authority, department, board, bureau agency, instrumentality or commission, including any political subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or commission.

“Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board of Directors and as of any other date on which the determination is being made, as an “independent director” pursuant to SEC rules and applicable listing standards, as determined by the Board of Directors without the vote of such Director (or, in the case of any Primary Stockholder Designee, any other Primary Stockholder Designee that the remaining Directors have not determined to be an Independent Director).

“Law” means any U.S. or non-U.S. supranational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, policy, guideline, executive order, order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case as amended or supplemented from time to time and including any rules, regulations or interpretations promulgated thereunder.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger” has the meaning set forth in the recitals.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are within such party’s direct or indirect control (it being understood that anything within the control of the Board of Directors shall be deemed to be within the control of the Company) permitted by applicable Law, applicable stock exchange rules and listing standard then in effect, and by the Governing Documents) necessary or advisable to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares or soliciting proxies, if applicable, (ii) causing the adoption of stockholders’ resolutions and amendments to the Governing Documents, (iii) causing Directors (to the extent such Directors were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such Directors may have as Directors) to act in a certain manner or causing them to be removed, to the extent permitted under the Governing Documents and applicable Law, in the event they do not act in such a manner, (iv) executing agreements and instruments and (v) assuming receipt of all information reasonably required to be provided by any Stockholder or other Person, making, or causing to be made, with governmental, administrative or regulatory authorities, any filings, registrations or similar actions that are required to achieve such result.-

“Observer” has the meaning set forth in Section 3.01(e).

“Ownership Threshold” has the meaning set forth in Section 3.01(b)(i).

“Party” means the Company and the Stockholders party to this Agreement, including any Permitted Transferee who becomes a Party pursuant to Section 4.02.

“Permitted Transferee” means in the case of any Stockholder an Affiliate of such Stockholder.

“Person” means an individual, partnership, limited liability company, corporation, trust, other entity, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Primary Stockholder” means Kira S. Sheinerman, the co-founder of DiamiR.

“Primary Stockholder Designees” has the meaning set forth in Section 3.01(b)(i).

“Primary Stockholder Nominee” has the meaning set forth in Section 3.01(b)(iii)(A).

“Primary Stockholder Parties” means the Primary Stockholder and Affiliates of such Person to whom Company Shares are Transferred by the Primary Stockholder after the date of this Agreement in accordance with this Agreement.

“Requisite Consent” has the meaning set forth in Section 3.01(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of the Company that is considered a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

“Stock Equivalents” means any security or instrument that is, by its terms, directly or indirectly, convertible into or exchangeable or exercisable (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions) for Capital Stock, and any option, warrant, performance stock unit, restricted stock unit or other right to subscribe for, purchase or acquire Capital Stock or Stock Equivalents, disregarding any restrictions or limitations on the exercise of such rights and including, for the avoidance of doubt, any note or debt security or instrument convertible into or exchangeable for Capital Stock.

“Stockholder” and “Stockholders” have the meaning set forth in the preamble.

“Stockholder Reserved Matter” has the meaning set forth in Section 3.04(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, or other business entity of which a majority of the voting securities or voting interests is at the time Beneficially Owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Transfer” means, with respect to any Company Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, mortgage, encumber, hypothecate or otherwise transfer, in whole or in part, any Company Shares, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, mortgage, encumbrance, hypothecation or other transfer, in whole or in part, of any Company Shares or any agreement or commitment to do any of the foregoing.

Section 1.02. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereby,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The term “or” is not exclusive.

(e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(g) Any agreement, instrument, statute, rule, regulation or listing standard defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, rule, regulation or listing standard as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(h) References to a Person are also to its permitted successors and assigns.

(i) Unless otherwise specifically indicated, all references to “dollars” and “$” shall be deemed references to the lawful money of the United States of America.

(j) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants, solely with respect to itself, severally but not jointly, to each other Party that:

Section 2.01. Existence; Authority; Enforceability. The Company has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the Laws of its jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by the Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the same may be affected by bankruptcy, insolvency, moratorium or similar Laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

Section 2.02. Absence of Conflicts. The execution and delivery by the Company or such other Party of this Agreement and the performance of its obligations hereunder does not (a) with respect to the Company, conflict with, or result in the breach of any provision of the constitutive documents of the Company; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party, except, in the case of clause (b), as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

Section 2.03. Consents. Other than as has already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with the execution, delivery or performance of this Agreement, except, in each case, as would not have a material adverse effect on such Party’s ability to perform its obligations hereunder.

ARTICLE 3
GOVERNANCE

Section 3.01. Board of Directors.

(a) On the date of this Agreement, each of the Company and the Stockholders shall take all Necessary Action to cause the number of Directors constituting the Board of Directors to be fixed at five (5) Directors. From and after the date of this Agreement, so long as the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to at least 25% of the then outstanding Company Shares (such period, the “Appointment Period”), the Company shall not change the number of Directors constituting the Board of Directors without the prior written approval of the Primary Stockholder Parties (the “Requisite Consent”).

(b) During the Appointment Period:

(i) the Primary Stockholder Parties shall have the right, but not the obligation, to designate, from time to time, (A) so long as the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to at least 36% of the then outstanding Company Shares, two (2) designees for nomination and election to the Board of Directors, [and at least one (1) designee shall satisfy the independence requirements of Rule 5605(c)(2)(A) of the Nasdaq rules] and (B) so long as the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to at least 25% of the then outstanding Company Shares, one (1) designee for nomination and election to the Board of Directors, (such designees set forth in clauses (A) and (B) of this Section 3.01(b)(i), the “Primary Stockholder Designees”), and at any such time that the Stockholders cease to Beneficially Own, in the aggregate, a number of Company Shares equal to at least 25% of the then outstanding Company Shares, the Primary Stockholder Parties shall no longer have any right to designate any nominee for election to the Board of Directors pursuant to this Agreement; provided that if at any time the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equaling less than any of the thresholds set forth in clauses (A) through (B) (any such time, a “Fall Away Event” and any such threshold, an “Ownership Threshold”), then the Primary Stockholder Parties’ designation right(s) with respect to such Ownership Threshold shall fall away and no longer apply to the Primary Stockholder Parties from and after the Fall Away Event through the end of the term of this Agreement even if, after the applicable Fall Away Event, the Stockholders again Beneficially Own, in the aggregate, a number of Company Shares equaling or exceeding such applicable Ownership Threshold;

(ii) the Company and the Stockholders shall take all Necessary Action to cause the Board of Directors to be constituted as set forth in this Section 3.01 (including by nominating and appointing Primary Stockholder Designees or, to the extent permitted under the Governing Documents and applicable Law, removing Primary Stockholder Designees (at the request of the Primary Stockholder Parties) and promptly filling any vacancies created by reason of death, disability, retirement, removal or resignation of the Primary Stockholder Designees with a new Primary Stockholder Designee);

(iii) at any meeting of the Company’s stockholders, however called, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought or obtained by or from the stockholders of the Company:

(A) for the election of Directors: (1) each Stockholder shall vote all of the Company Shares held by such Stockholder in favor of each Primary Stockholder Designee; (2) with respect to the election of nominees who are not Primary Stockholder Designees, (a) until the Company’s 2027 annual stockholders meeting (the “2027 Meeting”), each Stockholder shall vote all of the Company Shares held by such Stockholder in accordance with the recommendations of the Nominating and Governance Committee of the Board of Directors; and (b) beginning at the 2027 Meeting and at each annual meeting thereafter: (i) each Stockholder may vote, in its sole discretion, all of the Company Shares held by such Stockholder in favor of one additional nominee who is not an Primary Stockholder Designee; provided that if the number of Directors constituting the Board of Directors is increased above five (5), then the number of additional nominees under this clause (i) shall automatically increase by such number of additional Directors (each such additional nominee or nominees, as applicable, an “Primary Stockholder Nominee”); and (ii) with respect to any uncontested election of a nominee who is not a Primary Stockholder Designee or a Primary Stockholder Nominee, each Stockholder shall vote the Company Shares held by such Stockholder in the same manner as, and in the same proportion to, all shares voted by holders of Company Shares, excluding the votes or actions of the Stockholders with respect to the Company Shares of the Stockholders;

(B) for all other proposals or resolutions to be voted on by the stockholders of the Company, each Stockholder may vote all of the Company Shares held by such Stockholder in its sole discretion;

(iv) the Company shall include the Primary Stockholder Designees in the slate of nominees recommended by the Board of Directors and in the Company’s proxy statement or notice of each meeting at which Directors are to be elected and shall take all Necessary Action and use commercially reasonable efforts to cause the Primary Stockholder Designees to be elected or appointed to the Board of Directors, including by nominating such designees to be elected as Directors;

(v) upon reasonable prior written notice by the Company to the Primary Stockholder Parties, the Primary Stockholder Parties shall (A) use commercially reasonable efforts to supply to the Company, prior to any nomination or appointment of a Primary Stockholder Designee and on an on-going basis, as necessary, customary and reasonable (1) information and materials of a similar type and scope as the Company reasonably requires from the other members of the Board of Directors that is required to be disclosed (x) in proxy statements under applicable Law or (y) otherwise in connection with the Company’s legal, regulatory, auditor or stock exchange requirements (including, if applicable, any Directors’ questionnaire or similar document), and (B) deliver to the Company an executed consent in the same form as the Company reasonably requires from the other members of the Board of Directors in the ordinary course of business consistent with past practices, from each of the Primary Stockholder Designees to be named as a nominee in any proxy statement or similar materials for any annual meeting or special meeting of stockholders and to serve as a Director if so elected;

(vi) upon the first date that the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to less than 36% of the then outstanding Company Shares, the Primary Stockholder Parties shall provide written notice to the Company and, at the sole discretion of the Primary Stockholder Parties, shall (A) cause one (1) of the Primary Stockholder Designees to tender his or her resignation from the Board of Directors effective no later than at or prior to the next annual meeting of the stockholders of the Company or (B) provide written notice to the Board of Directors that the Primary Stockholder Parties will not designate one of the Primary Stockholder Designees that the Primary Stockholder Parties would otherwise have the right to designate pursuant to Section 3.01(b)(i) at the next annual meeting of the stockholders of the Company, such that upon acceptance by the Board of Directors of such resignation or following the next annual meeting, as applicable, the number of Primary Stockholder Designees serving on the Board of Directors would be one (1); and

(vii) upon the first date that the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to less than 25% of the then outstanding Company Shares, the Primary Stockholder Parties shall provide written notice to the Company and shall cause each of the remaining Primary Stockholder Designees to tender his or her immediate resignation from the Board of Directors.

In the event that any Primary Stockholder Designee is required to tender his or her resignation pursuant to subparts (vi) – (vii) above, then the Board of Directors, acting by a majority of the Directors who are not Primary Stockholder Designees, may determine whether to accept such resignation effective immediately, reject such resignation or agree to an alternative arrangement until such Primary Stockholder Designee’s successor is elected or appointed to serve on the Board of Directors.

(c) Unless otherwise consented to in writing by the Primary Stockholder Parties, the Company shall take all Necessary Action to cause the 2027 Meeting to be held on or about December 31, 2027 or an earlier date.

(d) Any nominee designated by the Primary Stockholder Parties pursuant to this Section 3.01 may be removed, from time to time and at any time, by the Primary Stockholder Parties upon notice to the Company, to the extent permitted under the Governing Documents and applicable Law. Neither the Company nor any other Stockholder shall take action to remove or cause the removal of any Primary Stockholder Designee other than for cause.

(e) Subject to the provisions of this Section 3.01(e), the Person designated by DiamiR pursuant to Section 7.05 of the Merger Agreement to observe meetings of the Board of Directors (the “Observer”) shall, until the earlier of (i) two (2) years from the date of this Agreement, (ii) the Observer’s death, disability, retirement or resignation or (iii) such time as may be determined by a majority of the Directors who are Primary Stockholder Designees, be entitled to observe all meetings of the Board of Directors, solely in the capacity of a non-voting observer. The Observer shall be entitled to such compensation (and reimbursement of expenses) to serve as an observer (for so long as he or she serves as the Observer) commensurate with the compensation paid (and entitlement to reimbursement of expenses) to non-management directors on the Board of Directors. In no event shall the Observer be considered or deemed to be a director or present (or required to be present) for purposes of a quorum, nor shall the Observer have any right to vote on, consent to or otherwise approve any activity or policy of the Company or any activity or policy taken or adopted by the Board of Directors. The Board of Directors may, as determined in the reasonable discretion of a majority of the Board of Directors, exclude the Observer from any meeting of the Board of Directors (or any portion thereof), and the Board of Directors shall not be required to provide the Observer with written materials, to the extent necessary to maintain the attorney-client privilege with respect to any communication. For the avoidance of doubt, this Section 3.01(e) does not entitle the Company to designate or otherwise cause the appointment of any replacement or successor to its original appointee to the position of Observer.

(f) The Company shall enter into indemnification agreements and maintain directors and officers liability insurance for the benefit of each Primary Stockholder Designee elected or appointed to the Board of Directors with respect to all periods during which such individual is a member of the Board of Directors, on terms, conditions and amounts substantially similar to the terms, conditions and amounts of the Company’s then current directors and officers liability insurance policy, and shall use commercially reasonable efforts to cause such indemnification and insurance to be maintained in full force and effect. The Company shall provide each Primary Stockholder Designee (other than, solely with respect to director fees and equity awards, any partner, director, officer or employee of any Primary Stockholder Party or any of its Affiliates (excluding for the avoidance of doubt the Company and its Subsidiaries)) with all benefits (including all fees, awards, other compensation arrangements and entitlements) in accordance with the Company’s written policies and on substantially the same terms and conditions as are provided to other members of the Board of Directors performing similar roles.

(g) The Company shall reimburse the Primary Stockholder Designees for all reasonable out-of-pocket expenses incurred in connection with their duties as Directors, including their attendance at meetings of the Board of Directors and any committees thereof, in accordance with the Company’s applicable written policies in effect at such time.

(h) The Company and the Stockholders each acknowledge that each of the Observer and the Primary Stockholder Designees, respectively, will be required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Directors, including the Company’s code of business conduct and ethics, securities trading policies, Directors’ confidentiality policy, and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board of Directors or committees of the Board of Directors.

(i) The Company and the Stockholders agree that, notwithstanding anything to the contrary in any other agreement or at law or in equity, when any of the Primary Stockholder Parties (in their capacity as Stockholders) takes any action under this Agreement to give or withhold its consent, such Person shall, to the fullest extent permitted by applicable Law, have no duty to consider the interests of the Company or the other Stockholders or any other stockholders of the Company and may act exclusively in its and its Affiliates’ own interests; provided, however, that the foregoing shall in no way affect the obligations of the Parties to comply with the provisions of this Agreement.

Section 3.02. Committees.

(a) During the Appointment Period:

(i) the Primary Stockholder Parties shall have the right to designate, for so long as the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to at least 36% of the then outstanding Company Shares, one (1) Primary Stockholder Designees to serve on each committee of the Board of Directors, in each case, to the extent such Directors are permitted to serve on such committees under SEC rules and applicable listing standards then in effect; provided that, if there is a Fall Away Event in respect of any of the Ownership Thresholds in clause (A), then the Primary Stockholder Parties’ committee designation right(s) in respect of such Ownership Threshold shall fall away and no longer apply to the Primary Stockholder Parties (or, for the avoidance of doubt, any other Stockholder) from and after the Fall Away Event through the end of the term of this Agreement even if, after the applicable Fall Away Event, the Stockholders again Beneficially Own, in the aggregate, a number of Company Shares equaling or exceeding such applicable Ownership Threshold;

(ii) each committee of the Board of Directors shall consist of three (3) Directors unless otherwise approved by a majority of the Primary Stockholder Designees and a majority of the Directors who are not Primary Stockholder Designees;

(iii) each committee shall consist of at least two (2) Directors who are not Primary Stockholder Designees, unless otherwise approved by a majority of the Primary Stockholder Designees and a majority of the Directors who are not Primary Stockholder Designees; and

(iv) the audit committee of the Board of Directors shall be comprised entirely of independent directors (in accordance with the applicable listing standards of the Nasdaq Stock Market); provided that if, at any time during the Appointment Period, the Primary Stockholder Parties are unable to designate the full amount of Primary Stockholder Designees to the audit committee of the Board of Directors as a result of this clause (iv), then immediately upon any Primary Stockholder Designee being determined to be an Independent Director (A) the Primary Stockholder Parties shall be entitled, upon written notice to the Company, to immediately designate such number of Primary Stockholder Designees to the Audit Committee that are (x) Independent Directors and (y) permitted pursuant to Section 3.02(a)(i) and (B) following such notice in clause (A), the Company shall take all Necessary Action to have a corresponding number of Directors that are not Primary Stockholder Designees then serving on the Audit Committee to promptly resign.

(b) The Company and the Stockholders shall take all Necessary Action to cause each committee to be constituted as set forth in this Section 3.02. The Company shall use commercially reasonable efforts to cause the appointment of the Directors designated by the Primary Stockholder Parties to the committees of the Board of Directors in accordance with this Section 3.02. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not and shall not be construed in any way to limit the ability of any Primary Stockholder Designee to serve as the chairperson of any committee of the Board of Directors.

Section 3.03. Controlled Company.

(a) Unless a majority of the Primary Stockholder Designees and a majority of the Directors each determine otherwise, for so long as the Company qualifies as a “controlled company” under the applicable listing standards then in effect, the Company will elect to be a “controlled company” for purposes of such applicable listing standards, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. The Company and the Stockholders acknowledge and agree that, as of the date of this Agreement and effective as of the consummation of the Merger and the issuance of Company Shares pursuant thereto, the Company is a “controlled company.” If the Company ceases to qualify as a “controlled company” under applicable listing standards then in effect, the Primary Stockholder Parties and the Company will take whatever action may be reasonably necessary, if any, to cause the Company to comply with SEC rules and applicable listing standards then in effect.

(b) After the Company ceases to qualify as a “controlled company” under applicable listing standards then in effect, the Primary Stockholder Parties shall cause a sufficient number of their designees to qualify as Independent Directors to ensure that the Board of Directors complies with such applicable listing standards in the time periods required by the applicable listing standards then in effect.

Section 3.04. Stockholder Reserved Matters.

(a) From and after the date of this Agreement, so long as the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to at least 25% of the then outstanding Company Shares, the following matters (“Stockholder Reserved Matters”) shall require the Requisite Consent from the Primary Stockholder Parties:

(i) the commencement of any proceeding for the voluntary dissolution, winding up or bankruptcy of the Company or a Significant Subsidiary;

(ii) the issuance of any Capital Stock or Stock Equivalents representing, individually or collectively with all issuances of Capital Stock and Stock Equivalents within the preceding six (6) month period, greater than 10% of the outstanding Company Shares;

(iv) any repeal, amendment or modification to the Governing Documents that would (A) adversely affect any right or protection of a Primary Stockholder Designee existing at the time of, or increase the liability (actual or potential) of any Primary Stockholder Designee with respect to, any acts or omissions occurring prior to, such repeal amendment or modification or (B) restrict, limit or otherwise adversely affect the ability of the Company to fulfill its obligations pursuant to this Agreement;

(vi) any merger, amalgamation or consolidation (or other transaction having a similar effect) of the Company or any Significant Subsidiary with any other Person, spinoff of a business of the Company or any similar transaction;

(vii) any acquisition by the Company or any Subsidiary of the Company of the securities, equity interests or assets of any Person, or the acquiring by the Company or any Subsidiary of the Company by any other manner of any business, properties, assets, or Persons, in one transaction or a series of related transactions;

(viii) the sale, conveyance transfer or other disposition of assets of the Company and its Subsidiaries in one transaction or a series of related transactions;

(ix) any agreement providing for or making any capital expenditures or series of related capital expenditures which, individually or in the aggregate, are in excess of $2,000,000 during any fiscal year;

(x) incurrence of Indebtedness (as defined in the Merger Agreement) in excess of $250,000;

(xi) the hiring of a replacement chief executive officer or chief financial officer of the Company; and

(xii) any designation to the Board of Directors contrary to the provisions regarding designation of Directors set forth in Section 3.01 or the Governing Documents;

provided that, if there is a Fall Away Event in respect of the Ownership Threshold in this Section 3.04(a), then the voting obligations of the Stockholders under this subsection shall fall away and no longer apply from and after the Fall Away Event through the end of the term of this Agreement even if, after the applicable Fall Away Event, the Stockholders again Beneficially Own, in the aggregate, a number of Company Shares equaling or exceeding such Ownership Threshold.

(b) For so long as the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to at least 25% of the then outstanding Company Shares, the Company shall not incur significant expense in respect of any Stockholder Reserved Matter without having first received the Requisite Consent.

(c) From and after the date of this Agreement, so long as the Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to at least 25% of the then outstanding Company Shares, (i) each Stockholder shall vote its Company Shares at any annual or special meeting of stockholders of the Company at which action is to be taken with respect to any Stockholder Reserved Matter, or in any written consent or resolution in lieu of such a meeting of stockholders, in favor of any Stockholder Reserved Matter if Primary Stockholder Parties representing the Requisite Consent have given advance written notice to each Stockholder that they are in favor of the approval of the Stockholder Reserved Matter, and (ii) each Stockholder shall vote its Company Shares at any annual or special meeting of stockholders of the Company at which action is to be taken with respect to any Stockholder Reserved Matter, or in any written consent or resolution in lieu of such a meeting of stockholders, against any Stockholder Reserved Matter unless Primary Stockholder Parties representing the Requisite Consent have first given written notice to each other Stockholder that they are not in favor of the approval of such Stockholder Reserved Matter; provided that if there is a Fall Away Event in respect of the Ownership Threshold in this Section 3.04(c), then the voting obligations of the Stockholders under this subsection shall fall away and no longer apply from and after the Fall Away Event through the end of the term of this Agreement even if, after the applicable Fall Away Event, the Stockholders again Beneficially Own, in the aggregate, a number of Company Shares equaling or exceeding such Ownership Threshold. During the Appointment Period, the Stockholders shall take all Necessary Action to ensure that no Stockholder Reserved Matter is approved by the stockholders of the Company unless the Primary Stockholder Parties have given the Requisite Consent.

ARTICLE 4
RESTRICTIONS ON TRANSFER AND OTHER MATTERS

Section 4.01. Limitations on Transfer. Except as otherwise expressly provided in Section 4.02 or approved by a majority of the Directors who are not Primary Stockholder Designees from the date of this Agreement until the close of business on the date that is six (6) months after the date of this Agreement, no Stockholder shall be entitled to Transfer any of its Company Shares.

Section 4.02. Transfer to Permitted Transferees. Notwithstanding the provisions of Section 4.01, a Stockholder may Transfer any or all of its Company Shares at any time to a Permitted Transferee; provided that such Permitted Transferee shall agree in writing that it shall, upon such Transfer, assume with respect to such Company Shares the transferor’s obligations under this Agreement and become a Party for such purpose and be treated as a Stockholder for all purposes of this Agreement, and become a party to any other applicable agreement or instrument executed and delivered by such transferor in respect of the Company Shares.

Section 4.03. Legend.

(a) Each certificate or book-entry account evidencing the Company Shares held by a Stockholder shall bear a restrictive legend in substantially the following form:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, ANY SUCH TRANSFER OR OTHER DISPOSITION IS SUBJECT TO THE CONDITIONS CONTAINED IN THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF ____ 2025. A COPY OF SUCH CONDITIONS WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST.”

(b) If the restrictive legend set forth in Section 4.03(a) has ceased to be applicable, or upon request by a Stockholder proposing to Transfer Company Shares pursuant to any Transfer permitted under this Agreement, the Company shall promptly provide such Stockholder, or its transferees, at their request, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates for such securities not bearing the legend with respect to which the restriction has ceased and terminated.

Section 4.04. Impermissible Transfers. In the event of a purported Transfer by a Stockholder of any Company Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.

ARTICLE 5
GENERAL PROVISIONS

Section 5.01. Further Assurances. The Parties shall take all Necessary Action in order to give full effect to this Agreement and every provision hereof. Each of the Company and the Stockholders shall take or cause to be taken all Necessary Action to ensure at all times that the Company’s Governing Documents are not at any time inconsistent with the provisions of this Agreement. In addition, each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other Party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 5.02. Assignment; Benefit. The rights and obligations of the Parties hereunder shall not be assigned without the prior written consent of the Company and the Requisite Consent of the Primary Stockholder Parties, except in connection with a Transfer of Company Shares to a Permitted Transferee in compliance with Section 4.02. Any assignment of rights or obligations in violation of this Section 5.02 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns.

Section 5.03. Pledges. Upon the request of any Primary Stockholder Party that wishes to pledge, hypothecate or grant security interests in any or all of the Company Shares held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, the Company shall reasonably cooperate with each such Primary Stockholder Party, at the sole cost and expense of such Primary Stockholder Party, in taking action reasonably necessary to facilitate any such pledge, hypothecation or grant, including delivery of customary letter agreements to lenders that such lenders may reasonably request (which may include customary agreements by the Company in respect of the exercise of remedies by such lenders).

Section 5.04. Termination; Survival. This Agreement shall automatically terminate and be of no further force or effect on the expiration of the Appointment Period; provided that termination of this Agreement shall not relieve any Party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, the provisions of this Article 5 and any claim for breach of the covenants set forth in this Agreement shall survive the termination of this Agreement.

Section 5.05. Subsequent Acquisition of Shares; Other Activities. Any Company Shares acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement. For the avoidance of doubt, Company Shares acquired by any Affiliate of any Stockholder (other than Company Shares acquired pursuant to this Agreement) shall not be subject to the terms and conditions of this Agreement.

Section 5.06. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by applicable Law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 5.07. Entire Agreement. This Agreement, the Governing Documents and the other agreements referenced herein and therein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to the matters referred to herein.

Section 5.08. Amendment; Waiver. This Agreement may not be amended, modified, supplemented, waived or terminated (other than pursuant to Section 5.04) except with the written consent of the Company and the Requisite Consent of the Primary Stockholder Parties. The Company shall give prompt written notice of any amendment, modification, supplement, waiver or termination hereunder to any Party that did not consent in writing thereto. Any amendment, modification, termination, supplement, waiver or termination effected in accordance with this Section 5.08 shall be binding on each Party and all of such Party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, modification, supplement, waiver or termination. Waiver by any Party of any breach or default by any other Party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by any Party to assert its or his or her rights hereunder on any occasion or series of occasions.

Section 5.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic mail) in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

Section 5.10. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by (a) personal hand-delivery, (b) electronic mail, (c) mailing in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or (d) nationally recognized air courier guaranteeing overnight delivery, in each case, addressed to the Company or the Primary Stockholder Parties at the address set forth below or to the applicable Stockholder (other than the Primary Stockholder Parties) at the address indicated on Annex A hereto (or at such other address for a Stockholder as shall be specified by like notice):

If to the Company:	Aptorum Group Limited 17 Hanover Square London X0 W1S 1BN Attn: Ian Huen E-mail: ian.huen@aptorumgroup.com

with a copy to:	Hunter Taubman Fischer & Li LLC 950 3rd Avenue, 19th Floor New York, NY 10022 Attn: Louis Taubman, Esq. Email: [*] Phone: [*]

If to the Primary Stockholder Parties:	Kira S. Sheinerman

E-Mail: [*]

with a copy to:
Attention:
Email:

Section 5.11. Governing Law. This Agreement and all actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement (including the actions of the Parties in the negotiation, administration, performance and enforcement hereof) are governed by and shall be construed in accordance with the Laws of the State of New York, excluding any conflict-of-laws rule or principle (whether of State of New York or any other jurisdiction) that might refer the governance or the construction of this Agreement to the Law of another jurisdiction, subject, in all respects, to any expressly applicable provisions of the Delaware General Corporation Law.

Section 5.12. Jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.10, and nothing in this Section 5.12 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably submits itself and its properties and assets to the exclusive jurisdiction of the Supreme Court of the State of New York (or, if (and only if) the Supreme Court of the State of New York declines to accept or does not have jurisdiction over a particular matter, any federal court sitting in the State of New York) for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof; (iii) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York (or, if (and only if) the Supreme Court of the State of New York declines to accept or does not have jurisdiction over a particular matter, any federal court sitting in the State of New York) for the purpose of any such action, proceeding or counterclaim; (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (v) waives any objection that it may now or hereafter have to the venue of any such action, proceeding or counterclaim in any such court or that such action, proceeding or counterclaim was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action, proceeding or counterclaim relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 5.13. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. The Company or any Stockholder may file an original counterpart or a copy of this Section 5.13 with any court as written evidence of the consent of any of the Parties to the waiver of their rights to trial by jury.

Section 5.14. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at law. Each Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond or any similar instrument, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall oppose the granting of an injunction or specific performance as provided herein or raise the defense that there is an adequate remedy at law. The remedies available to the Parties pursuant to this Section 5.14 shall be in addition to and without prejudice with regard to any other remedy to which the Parties are entitled at law or in equity.

Section 5.15. Adjustments. All references in this Agreement to Company Shares shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

Section 5.16. Third Party Beneficiaries. This Agreement is not intended to confer upon any Person, except for the Parties, any rights or remedies hereunder.

Section 5.17. No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as Parties, and no past, present or future Affiliate, incorporator, member, partner or stockholder of any Party shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of the transactions contemplated hereby.

Section 5.18. No Presumption Against Drafter. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the Parties set forth below have duly executed this Agreement as of the day and year first above written.

APTORUM GROUP LIMITED

By:
Name:
Title:

[Signatures continue on following page.]

[Signature Page to Stockholders Agreement]

STOCKHOLDERS: KIRA S. SHEINERMAN

By:

SAMUIL UMANSKY

By:

[Signature Page to Stockholders Agreement]